Exhibit 11


                                  June 14, 2006


Merrill Lynch Multi-State Municipal Series Trust
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Re: Merrill Lynch Pennsylvania Municipal Bond Fund
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Ladies and Gentlemen:

      We have acted as special Massachusetts counsel to Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust") on behalf of its series, Merrill Lynch Pennsylvania Municipal Bond Fund (the "Acquiring Fund"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about June 14, 2006 (the "Registration Statement"), with respect to the Acquiring Fund's Investor A Shares, Investor B Shares, Investor C Shares, Institutional Shares and Service Shares of beneficial interest, $0.10 par value per share (the "Shares") to be issued in exchange for the assets of BlackRock Pennsylvania Tax-Free Income Portfolio, a series of BlackRock Funds(SM), a Massachusetts business trust (the "Acquired Fund"), as described in the Registration Statement (the "Reorganization"). You have requested that we deliver this opinion to you in connection with the Trust's filing of the Registration Statement.

      In connection with the furnishing of this opinion, we have examined the following documents:

            (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

            (b) a copy of the Trust's Declaration of Trust dated August 2, 1985, as filed with the Secretary of the Commonwealth of Massachusetts on such date, and all amendments thereto as filed with the Secretary of the Commonwealth (the "Declaration");

            (c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts, of the Trust's Establishment and Designation of Series dated July 31, 1990, with respect to the Acquiring Fund (the "Designation");

            (d) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on May 9, 2006 designating the Acquiring Fund's Investor A Shares, Investor B Shares, Investor C Shares,
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Merrill Lynch Multi-State Municipal Series Trust
June 14, 2006
Page 2 of 3


      Institutional Shares and Service Shares of beneficial interest, $0.10 par value per share and authorizing the Reorganization (the "Resolutions");

                  (e) a draft received on June 13, 2006 of Pre-Effective Amendment No. 1 to the Registration Statement; and

                  (f) a copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of the assets and certain stated liabilities of the Acquired Fund in exchange for the Shares, (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund and (c) the subsequent termination of the Acquired Fund, in the form included as Appendix B to the draft Registration Statement referred to in paragraph (e) above (the "Agreement and Plan of Reorganization").

      In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the draft referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We note that the minutes of the meeting of the Board of Trustees of the Trust held on May 9,2006 as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the minutes of such meeting will be finalized and approved by the Trust's Trustees prior to the issuance of the Shares in substantially the form attached to such certificate. We have also assumed for the purposes of this opinion that the Trust's Declaration and Designation and the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

      This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.
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Merrill Lynch Multi-State Municipal Series Trust
June 14, 2006
Page 3 of 3


      This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

      We understand that all of the foregoing assumptions and limitations are acceptable to you.

      Based upon and subject to the foregoing, please be advised that it is our opinion that:

      The Shares, when issued and sold in accordance with the Trust's Declaration, Designation and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

      This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Bingham McCutchen LLP

                                            BINGHAM McCUTCHEN LLP